SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: April 1, 2005

ACT Teleconferencing, Inc.

(Exact name of registrant as specified in its charter)

Colorado	0-27560	84-1132665
(State of Incorporation)	(Commission File No.)	(IRS Employer Identification No.)

1526 Cole Boulevard, Suite 300, Golden, Colorado	80401
(Address of principal executive offices)	Zip Code

(303) 233-3500

(Registrant’s telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.06. Material Impairment

On March 31, 2005, the Registrant concluded that a non-cash goodwill impairment charge must be recognized in its global videoconferencing business unit and the audio business of ACT Teleconferencing Ltd., based in the United Kingdom, for the fiscal year ended December 31, 2004. The goodwill impairment is the result of revenue that fell short of company expectations and foreign currency appreciation that increased the book value of goodwill attributable to US Subsidiaries.

During 2004, videoconferencing revenues declined by 22% as compared to 2003, mirroring the general decline of videoconferencing worldwide. As a result, we determined that goodwill previously valued at $10.9 million was impaired. The anticipated impairment charge for the global video business is $8.5 million to $9.5 million.

During 2004, ACT Teleconferencing Ltd. revenues declined 14% as compared to 2003. Therefore, we determined that goodwill previously valued at $7.7 million was impaired. The expected UK audio impairment charge is $2.5 million to $3.5 million. The decrease in ACT Teleconferencing Ltd.’s revenues reflect price erosion. The goodwill valuation adjustment for the reporting units is based on the income approach. The assumptions used discounted cash flow rates of 26% for the video business and 21% for the audio business and included estimates of future growth, gross margins, terminal value, and effective tax rates.

The amount of the non-cash goodwill impairment will be included in our audited financial statements, which are presently being finalized, and will be effective as of December 31, 2004. We expect the total impairment charge to be approximately $11 million to $13 million.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ACT Teleconferencing, Inc.
(Registrant)

Date: April 6, 2005	By:	/s/ Gene Warren
Gene Warren
Chief Executive Officer

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